Exhibit 99.1

FOR IMMEDIATE RELEASE

WEDNESDAY, DECEMBER 14, 2005

CONTACT:    DR. KIM A. GOWEY, CHAIRMAN OF THE BOARD
            MID-WISCONSIN FINANCIAL SERVICES INC.
            MEDFORD, WI
            715-748-8300


(Medford) Dr. Kim A. Gowey, Chairman of the Board of Mid-Wisconsin Financial

Services, Inc. is pleased to announce that James F. Warsaw has joined the company as President and CEO, effective December 12, 2005. Current President

Gene C. Knoll will move into a Vice-President position. Knoll will remain as the President and CEO of our principal subsidiary, Mid-Wisconsin Bank. Dr.

Gowey commented that "earlier this year the Board decided it was time to expand our executive management team in order to focus on our growth potential. We are confident that Jim's depth of experience, his commitment to community banking and team approach will bode well for the future of our organization."



Mr. Warsaw has over 30 years of banking experience having served as a senior executive with banking organizations ranging in asset size from $400 million to

$4.3 billion. He served as President/CEO of Ameritrust Bank of Howard County in

Kokomo, Indiana; President/COO and Chief Credit Officer of Amcore Bank, N.A.,

Rockford, Illinois, which served 17 markets including communities in South

Central Wisconsin. Most recently he served as Executive Vice President of the

Bank of Ann Arbor, Michigan.



Jim attended Purdue University with a degree in Business Economics and completed the School for Executive Management at the University of Michigan. He

is married to his high school sweetheart, Peggy; they have two grown children.

His interests include snow skiing, power boating, golf and music.


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Mid-Wisconsin Financial Services, Inc is headquartered in Medford, WI and is the holding company of Mid-Wisconsin Bank, which operates 13 offices in Clark,

Marathon, Oneida, Price and Taylor Counties in Wisconsin. Its stock is publicly traded under the symbol (MWFS.OB).